EXHIBIT 99.1

FTC Solar Announces Solar Tracker Manufacturing Joint Venture

Sealy, Texas facility will bolster domestic supply chain

AUSTIN, Texas — February 9, 2023 – FTC Solar, Inc. (Nasdaq: FTCI), a leading global provider of solar tracker systems, software, and engineering services, and Taihua New Energy (Thailand) Co., LTD (“Taihua New Energy”), a leading steel fabricator, today announced a joint venture agreement for the creation of Alpha Steel LLC (“Alpha Steel”), a manufacturing partnership dedicated to producing steel components, including torque tubes, for utility-scale solar projects.

“This agreement will further enhance our domestic supply chain, and our ability to support our customers and the growth of the U.S. solar market, with domestic manufacturing utilizing U.S. steel,” said Sean Hunkler, Chief Executive Officer of FTC Solar. “We’re pleased to announce an expanded relationship with Taihua New Energy, an existing partner, and a top global fabricator as we grow our presence in Texas.”

“This new production line will include state-of-the-art equipment to help FTC quickly deploy its differentiated technology to customers,” commented Kailiang Ji, CEO of Taihua New Energy, who has been named the General Manager of Alpha Steel. “We’re proud to continue to support the growth of clean energy in the United States and expand our relationship with FTC Solar.”

The Alpha Steel facility, located outside of Houston in Sealy, Texas, is expected to begin commercial production in mid-2023.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a leading provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

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